EXHIBIT 4.1.5

Addendum No. 5
To License No. 10005 (series A 009106)
dated April 28, 1998

Legal address on the title page of the License shall read as follows:

“127083, Moscow, Ul. Vosmogo Marta, 10, bldg. 14.”

First Deputy Minister of the Russian Federation for Communications and Information	[Signature]	Yu.A. Pavlenko

July 3, 2002

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	B.V. Vorobiev